EXHIBIT 23.7

Consent of Independent Auditors

The Board of Directors

Harbinger Group Inc.:

We consent to the use of our report dated December 6, 2013, with respect to the consolidated balance sheet of HGI Energy Holdings, LLC and subsidiaries as of September 30, 2013 and the related consolidated statements of operations, changes in member’s equity, and cash flows for the period from October 18, 2012 (inception) to September 30, 2013, included in the prospectus, which is part of this registration statement on Form S-4, and to the reference to our firm under the heading “Experts” in such prospectus.

/s/ KPMG LLP

Dallas, Texas

December 6, 2013